Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 28, 2012 (except for Note 19.a as to which the date is February 13, 2014), in the Registration Statement on Form F-1 and related Prospectus of Lumenis Ltd. dated February 13, 2014.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
February 13, 2014	Kost Forer Gabbay & Kasierer,
A Member of Ernst & Young Global